Exhibit 5.1

ATTORNEYS AT LAW WASHINGTON HARBOUR 3000 K STREET, N.W., SUITE 500
WASHINGTON, D.C. 20007-5143
202.672.5300 TEL
202.672.5399 FAX
foley.com

August 22, 2008	CLIENT/MATTER NUMBER
302280-0139

Hanger Orthopedic Group, Inc.

Two Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

Re:                               Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Hanger Orthopedic Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance and sale by the Company of up to 6,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) the resale by the selling shareholder named therein (the “Selling Shareholder”) of up to 7,308,730 shares of Common Stock.

As counsel for the Company, we have examined and are familiar with the following:

(a)                        The Certificate of Incorporation of the Company, as amended, as filed in the Office of the Secretary of State of the State of Delaware;

(b)                       The By-laws of the Company;

(c)                        The proceedings of the Board of Directors of the Company in connection with or with respect to the preparation and filing of the Registration Statement; and

(d)                       Such other documents, Company records, and matters of law as we deemed to be pertinent.

Based upon our examination of such documents and our familiarity with such proceedings, it is our opinion that:

1.                             The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

2.                             The shares of Common Stock to be sold by the Company pursuant to the Registration Statement will, when issued and delivered to the purchasers against payment of the consideration therefore specified in the Registration Statement, be duly and validly issued, fully paid and nonassessable.

Boston Brussels CENTURY CITY CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SHANGHAI SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C.

3.          The shares of Common Stock held by the Selling Shareholder to be resold pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein.  In giving this consent we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ FOLEY & LARDNER LLP